Exhibit 35.1

Annual Statement of Compliance

VIA: EMAIL

MS Structured Asset Corp.
1585 Broadway
New York, New York 10036

Re:	Trust Agreement, between MS Structured Asset Corp. (the “Depositor”) and LaSalle Bank National Association (the “Trustee”), made as of the date February 15, 2006 relating to TILES Trust No. 2006-1.

I, Thomas M. O’Connor, a Senior Vice President of Bank of America, National Association as successor by merger to LaSalle Bank National Association, as Trustee hereby certify that:

(1) A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

                (2) To the best of my knowledge, based on such review, the Trustee has fulfilled all of its obligations under the Agreement in all material respects throughout such year except that, with respect to the distribution reports that were filed with the Securities and Exchange Commission on (x) March 1, 2010, (i) the Balance in the Underlying Information section should have been reported as $12,700,000 instead of $20,000,000, (ii)  the Next Swap Rate for Tiles Trust No, 2006-1 should have been reported as 3.98%  instead of 0.00%, (iii) Swap Recipient was unreported and should have been reported as Morgan Stanley, (iv) Swap Amount Received for Morgan Stanley should have been reported as $402,907.50, (v) Next Swap Rate for Morgan Stanley should have been reported as 6.345% and (vi) the Amount Received in the Underlying Information section should have been reported as $402,907.50 instead of $634,500.00; and (y) August 17, 2010 (i) the Current Rate in the Underlying Information section should have been reported as 6.345% instead of 3.98% and the Next Rate should have been reported as 6.345% instead of 2.99%, (ii) Swap Recipient was  unreported and should have been reported as Morgan Stanley, (iii) Swap Amount Received for Morgan Stanley was unreported and should have been reported as $402,907.50, and (iv) Next Swap Rate for Morgan Stanley was unreported and should have been reported as 6.345%.   These errors are expected to be corrected on or before August 31, 2011 and a revised remittance report is expected to be sent on or before August 31, 2011.
Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Date: March 25, 2011

Bank of America, National Association as successor by merger to LaSalle Bank National Association, as Trustee

/s/ Thomas M. O’Connor
Thomas M. O’Connor
Senior Vice President